Exhibit 9.2

NOVACIÓN DEL ACUERDO ENTRE REPSOL YPF Y “LA CAIXA” DE 11 DE

ENERO DE 2000

En Madrid, a dieciséis de Mayo de dos mil dos,

REUNIDOS

DE UNA PARTE, D. RAMÓN BLANCO BALÍN, en nombre y representación de REPSOL YPF, S.A.

DE OTRA PARTE, D. ANTONIO BRUFAU NIUBÓ, en nombre y representación de LA CAIXA DE PENSIONS I ESTALVIS DE BARCELONA (“LA CAIXA”).

Reconociéndose ambas partes, en el concepto en que intervienen, capacidad legal suficiente para el otorgamiento del presente acuerdo novatorio,

EXPONEN

1°.-	Que con fecha 11 de Enero de 2000 REPSOL YPF, S.A. y LA CAIXA DE PENSIONS I ESTALVIS DE BARCELONA (“LA CAIXA”) suscribieron un acuerdo para ordenar sus respectivos intereses accionariales en GAS NATURAL SDG, S.A. y ENAGÁS, S.A., su representación en los órganos de gestión de ambas compañías y establecer determinados principios de actuación industrial, adaptando determinados acuerdos previos en razón de la privatización de REPSOL, S.A. y ENAGÁS, la sustitución del Instituto Nacional de Hidrocarburos por la Sociedad Estatal de Participaciones Industriales (SEPI), la nueva regulación de las actividades gasistas derivada de la Ley de Hidrocarburos, así como de la expansión internacional de REPSOL YPF, S.A. y GAS NATURAL SDG, S.A. Dicho acuerdo permitía la integración de GAS NATURAL SDG, S.A. (GAS NATURAL) en el grupo REPSOL YPF a efectos contables (art. 42 del Código de Comercio) y del mercado de valores (art. 4 de la Ley de Mercado de Valores), debiendo comprenderse sus cuentas anuales en las cuentas consolidadas de dicho grupo por el sistema de integración global.

2°.-	Que el acuerdo de 11 de Enero de 2000 fue comunicado a la Comisión Nacional del Mercado de Valores y a la Dirección General de Política Económica y Defensa de la Competencia, del Ministerio de Economía y Hacienda, formulándole consulta sobre la obligación de presentar la notificación que corresponde a los acuerdos concentrativos considerando que la situación actual, a dicha fecha, de GAS NATURAL se definía ya como la de una empresa bajo el control conjunto de REPSOL, S.A. y LA CAIXA, ambos socios con participación significativa en su capital y compartiendo paritariamente los miembros que componen el Consejo de Administración de GAS NATURAL. La consulta fue evacuada mediante resolución de la Dirección General de Política Económica y Defensa de la Competencia de 10 de Marzo de 2000 estableciendo “que el mencionado acuerdo no constituye una modificación de la estructura de control de GAS NATURAL, por lo que no se produce una operación de concentración de acuerdo con lo previsto en el párrafo 2° del art. 14 de la Ley 16/1989 de 17 de Julio, de Defensa de la Competencia, no teniendo REPSOL, por tanto, obligación de notificar en aplicación del art. 15 de la citada Ley”.

3°.-	Que con posterioridad a dicho acuerdo se han producido, entre otros, los siguientes hechos que determinan la necesidad de su adecuación y novación:

a)	La promulgación del Real Decreto Ley 6/2000, de 23 de Junio, de medidas urgentes de intensificación de la competencia en mercados de bienes y servicios, en cuanto afectaba al sector gasista y, en particular a ENAGÁS, S.A., calificada como “gestor técnico del sistema gasista”, estableciendo determinados límites a la participación del plan de actuaciones a la Secretaría de Estado de Economía, de la Energía y de la Pequeña y Mediana Empresa que contempla el art. 10 del Real Decreto Ley 6/2000 así como el proceso en curso de enajenación de participaciones en dicha compañía.

b)	Los acuerdos de principio alcanzados en Marzo del presente año 2002 para la reorganización de las actividades de midstream de gas y la integración de negocios en al área de gas y electricidad.

c)	La decisión adoptada en el Consejo de Administración de REPSOL YPF, S.A., para enajenar una parte significativa de la participación accionarial de REPSOL YPF, S.A. en GAS NATURAL SDG, S.A., determinando la salida de GAS NATURAL SDG, S.A. del Grupo Consolidado REPSOL YPF, junto con el propósito de ambas partes de no modificar la estructura de control compartido sobre GAS NATURAL a que se ha hecho referencia anteriormente.

4[0].-	Que en relación con los antecedentes expuestos, y siendo voluntad de ambas partes mantener, como objetivo de sus participaciones, la creación de valor de la compañía GAS NATURAL SDG, S.A., máximizando sus posibilidades de competencia en el mercado, en todas las líneas de negocio que forman parte de la estrategia pública de la misma, tienen convenida la novación del acuerdo de 11 de Enero de 2000 conforme a las siguientes

ESTIPULACIONES

I.- PRINCIPIOS GENERALES.

REPSOL YPF, S.A. y LA CAIXA preservarán en todo momento los principios de transparencia, independencia y profesionalidad en la gestión de GAS NATURAL SDG, S.A., tras su salida del Grupo REPSOL YPF, mediante el mantenimiento del control conjunto sobre dicha Compañía a través de su permanencia estable en su accionariado.

II.- LÍNEAS DE ACTUACIÓN INDUSTRIAL.

Conforme a tales principios, ambas partes apoyan que GAS NATURAL SDG, S.A. desarrolle como líneas de actuación, las propias relativas a los negocios de gas natural pero con exclusión de la propiedad de las reservas, así como las de generación y comercialización eléctrica, telecomunicaciones y cualesquiera otras necesarias o convenientes para el desarrollo de su estrategia multiproducto tal y como figura en sus planes estratégicos y así han sido explicadas a los mercados y las que, en cada momento, se aprueben por su Consejo de Administración de entre las de su objeto social y, entre ellas, en concreto, la de participación paritiara con REPSOL YPF, S.A. en la sociedad SG Midstream, para el desarrollo de la fase intermedia de la cadena del gas natural.

III-GOBIERNO DE LA SOCIEDAD.

El gobierno de la Sociedad GAS NATURAL SDG, S.A. residirá en su Consejo de Administración que actuará, asimismo, por medio de una Comisión Ejecutiva y otros órganos específicos.

a)	Consejo de Administración de GAS NATURAL SDG, S.A.

REPSOL YPF, S.A. y “la Caixa” se comprometen a ejercitar sus derechos de voto en las Juntas Generales de GAS NATURAL SDG, S.A. para establecer la siguiente composición del Consejo de Administración de esta última:

•	El número de consejeros será de doce. A tal efecto se convocará a la Junta General y se someterá a la misma, entre otros acuerdos, la fijación del número de Consejeros en doce, tras de lo cual se procederá a completar la composición del Consejo que se establece a continuación.

•	Ambas partes procurarán el nombramiento del mayor número posible de miembros del Consejo de Administración, dentro del número total establecido por la Junta, con pleno respeto de los derechos que el artículo 137 de la Ley de Sociedades Anónimas reconoce a otros accionistas.

•	REPSOL YPF, S.A., tendrá derecho a proponer, y “la Caixa” se compromete a votar en favor de esta propuesta, 4 vocales del Consejo de Administración. A su vez, “la Caixa” tendrá derecho a proponer, y REPSOL YPF, S.A. se compromete a votar en favor de esta propuesta, otros 4 vocales del Consejo de Administración. Los restantes 4 vocales serán consejeros independientes elegidos de común acuerdo por ambas partes.

•	En el supuesto de que un accionista o grupo de accionistas, ejercitando el derecho que les concede el artículo 137 de la Ley de Sociedades Anónimas, bien en la forma prevista por el Real Decreto 821/1991 o bien por consenso con los demás accionistas, designara uno o más consejeros, las partes, de mutuo acuerdo, adaptarán el número de miembros del Consejo y su composición para que se cumplan los objetivos perseguidos y, en lo posible, el equilibrio entre los consejeros designados a propuesta de REPSOL YPF, S.A. y los designados a propuesta de “la Caixa”.

•	En el caso de nombramiento de consejeros por el propio Consejo de Administración, para cubrir vacantes producidas durante cada ejercicio, los consejeros designados por cada una de las partes seguirán, para realizar los nombramientos por cooptación, los mismos criterios fijados en los apartados precedentes.

b)	Nombramiento de cargos.

De entre los cargos a designarse por el Consejo de Administración, será “la Caixa” quien propondrá, de entre los consejeros por ella propuestos, a quien haya de ostentar la condición de Presidente y será REPSOL YPF, S.A. quien propondrá a un Consejero Delegado de entre los consejeros por ella propuestos, comprometiéndose una y otra parte a que los consejeros por cada una propuestos y nombrados apoyen la designación de estos cargos dentro del Consejo de acuerdo con la facultad de propuesta que aquí se reconoce.

c)	Comisión Ejecutiva de GAS NATURAL SDG, S.A.

La Comisión Ejecutiva de GAS NATURAL SDG, S.A. estará constituida por cuatro miembros, dos de los cuales serán propuestos por REPSOL YPF, S.A. y los dos restantes por “la Caixa”. Entre los propuestos por “la Caixa” deberá incluirse al Presidente, que también presidirá la Comisión Ejecutiva, y entre los propuestos por REPSOL YPF, S.A., al Consejero Delegado.

d)	Comisiones del Consejo de Administración de GAS NATURAL SDG, S.A.

Además de la Comisión Ejecutiva del Consejo de GAS NATURAL SDG, S.A., se mantendrán en el Consejo de Administración de esta compañía una Comisión de Nombramientos y Retribuciones y una Comisión de Auditoría y Control, ambas sin facultades delegadas, y con funciones de estudio y propuesta.

La Comisión de Nombramientos y Retribuciones será presidida por uno de los consejeros designados a propuesta de “la Caixa” y la Comisión de Auditoría y Control por uno de los consejeros designados a propuesta de REPSOL YPF, S.A.

El Presidente de las Comisiones no tendrá voto de calidad.

IV.- ENAGÁS, S.A..

Los pactos del acuerdo de 11 de Enero de 2000 referidos a ENAGÁS, S.A. se encuentran subordinados al desarrollo y ejecución de los planes y efectos derivados del Real Decreto Ley 6/2000, de 23 de Junio, y actos y disposiciones que se siguen de su aplicación.

V.- EFICACIA DEL ACUERDO.

En todo cuanto no sea incompatible con lo aquí dispuesto se mantendrá la eficacia y vigencia del acuerdo de 11 de Enero de 2000.

El presente acuerdo novatorio entra en vigor, en el día de hoy, en razón de la colocación por REPSOL YPF, S.A. de una parte significativa de su anterior participación y es deseo de ambas partes que se prolongue duraderamente en el tiempo y así se dé garantía de estabilidad a la compañía y, por ello, su vigencia se extenderá en tanto que cada una de las partes mantenga o incremente su participación accionarial actual o la conserve hasta, al menos, un 15% del capital representativo de GAS NATURAL SDG, S.A. Asimismo, a instancia de cualquiera de las partes, será causa de terminación del acuerdo y de obligada renuncia efectiva a los derechos reconocidos a favor de ésta, el cambio en la estructura de control de cualquiera de las partes o de GAS NATURAL SDG, S.A.

VI.– OBLIGACIÓN DE COMUNICACIÓN DE CIRCUNSTANCIAS RELEVANTES.

Ambas partes estarán obligadas a comunicar a la otra, con antelación suficiente, cualquier hecho o decisión que afecte al cumplimiento de lo estipulado o a su eficacia, duración, o vigencia.

El incumplimiento de esta obligación podrá ser invocado por la otra parte, como causa de resolución del acuerdo.

VII.– COMUNICACIÓN A LA CNMV.

El presente acuerdo novatorio será comunicado a la Comisión Nacional del Mercado de Valores y a los mercados, y publicado como hecho relevante, así como, en la medida y forma que fuere preciso por implicar la novación del acuerdo de 11 de Enero de 2000 aunque no la modificación de la estructura de control compartido reflejada ya en el acuerdo novado, a las autoridades competentes en el ámbito del derecho de la competencia.

Lo que, en prueba de conformidad, ambas partes firman en la fecha indicada, el 16 de Mayo de 2002.

REPSOL YPF, S.A.	LA CAIXA DE PENSIONS I ESTALVIS DE BARCELONA (“LA CAIXA”)

Fdo.: D. Ramón Blanco Balín	Fdo.: D. Antonio Brufau Niubó